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                                                              EXHIBIT 99.11

To GreenMountain.com Company:

Xenergy hereby consents to the use of the following information from The Xenergy 1999 Retail Wheeling Multi-Client Study Phase 4 Final Report and to all references to us included in or made a part of the Greenmountain.com Company Registration on Form S-1 (Registration No. 333-75171).

/s/ William R. Huss
-------------------------------------

Name:William R. Huss

Title:Sr. Vice President, Xenergy

The following information will be included in the Registration Statement:

"The survey analysis identified Green Mountain as the green marketer in Pennsylvania, with a total market share of 29 percent of all switchers, and with nearly all of the green market share. Much of their success may be attributable to their ability to effectively market, as their prices are often higher than those of other green marketers in Pennsylvania. They are the most recognized supplier in the market, whether or not the customers are green purchasers."